Laboratory Corporation of America-Registered Trademark-Holdings
358 South Main Street
Burlington, NC   27215
Telephone:  (336) 584-5171

For Immediate Release
Contact:  Pamela Sherry - (336) 436-4855
Shareholder Direct: (800) LAB-0401
Company Information: www.LabCorp.com

LabCorp-Registered Trademark- Announces New Non-invasive Swab Test for Alpha 1- Antitrypsin Deficiency

One in 12 People Have AAT Deficiency Gene; Early Detection Can Lead to Prevention or Reduction of Chronic Disease

Burlington, NC, May 20, 2004 - Laboratory Corporation of America Holdings (LabCorp-Registered Trademark-) (NYSE: LH) today announced the offering of the only buccal swab test for alpha 1-antitrypsin (AAT) deficiency, the most common, modifiable genetic factor leading to chronic obstructive pulmonary disease (COPD), the fourth leading cause of death in the United States. In its severest forms, AAT deficiency can result in life-threatening lung or liver disease.

In 2003, the American Thoracic Society and the European Respiratory Society released new guidelines that recommended broadening the AAT testing population to include individuals, and their close relatives, who have COPD, emphysema, unresponsive asthma or unexplained liver disease. Before now, the only way to diagnose AAT deficiency was through a blood test. Using LabCorp's new DNA-based buccal swab test, physicians and patients can now adhere to these guidelines through a simple, non-invasive swab of the inside cheek.

"AAT deficiency is as prevalent as cystic fibrosis, and is widely misdiagnosed or under-diagnosed," said John Walsh, President and Chief Executive Officer of the Alpha-1 Foundation, the leading research, education and consumer organization for AAT deficiency. "Effective testing is critical, because once diagnosed, the disease can be managed through pharmaceutical therapy or lifestyle changes, such as smoking cessation and avoidance of environmental triggers."

An estimated 100,000 Americans have the AAT deficiency, and another
25 million people are undetected carriers of the gene that causes it. Common signs and symptoms of AAT deficiency include: family history of lung or liver disease; shortness of breath; decreased exercise tolerance; asthma that does not respond to treatment or year-round allergies; recurring respiratory infections; rapid deterioration of lung function without history of significant smoking; unexplained liver problems; and elevated liver enzymes without an identified cause.

"By providing this simple collection option that tests for AAT deficiency and enables more targeted treatment, we could possibly reduce the overall health care burden of this and associated diseases," stated LabCorp's Executive Vice President, Chief Scientific Officer and Medical Director Myla P. Lai-Goldman, M.D. "We look forward to working with the Alpha-1 Foundation and therapeutic providers to educate more people on the threat of AAT deficiency and the ease with which this condition can now be detected."

About LabCorp-Registered Trademark-
Laboratory Corporation of America-Registered Trademark- Holdings is a pioneer in commercializing new diagnostic technologies and the first in its industry to embrace genomic testing. With annual revenues of $2.9 billion in 2003, over 23,000 employees nationwide, and more than 220,000 clients, LabCorp offers over 4,400 clinical assays ranging from blood analyses to HIV and genomic testing. LabCorp combines its expertise in innovative clinical testing technology with its Centers of Excellence: The Center for Molecular Biology and Pathology, in Research Triangle Park, NC; National Genetics Institute, Inc. in Los Angeles, CA; ViroMed Laboratories, Inc. based in Minneapolis, MN; The Center for Esoteric Testing in Burlington, NC;
and DIANON Systems, Inc. based in Stratford, CT. LabCorp clients include physicians, government agencies, managed care organizations, hospitals, clinical labs, and pharmaceutical companies. To learn more about our growing organization, visit our Web site at: www.LabCorp.com.

About Alpha-1 Foundation
The Alpha-1 Foundation is dedicated to providing leadership and resources that will result in increased research, improved health, worldwide detection and a cure for AAT deficiency. The Foundation is the major funding organization within the scientific community studying AAT deficiency, and has funded more than $15 million in related research and programs, including grants and awards at more than 34 institutions in North America and Europe.

The Foundation's support of annual International Scientific Conferences and a series of Critical Issues Workshops, and a growing number of working groups and advisory committees have made possible the exchange of ideas and concepts that have advanced the understanding of a variety of genetic conditions. The Foundation is headquartered in Miami, Florida. The majority of the Board of Directors is either diagnosed with AAT deficiency or is a family member of an individual with it. For more information on AAT deficiency, visit the Foundation Web site, at www.alphaone.org.


Each of the above forward-looking statements is subject to change based on various important factors, including without limitation, competitive actions in the marketplace and adverse actions of governmental and other third-party payors. Actual results could differ materially from those suggested by these forward-looking statements. Further information on potential factors that could affect LabCorp's financial results is included in the Company's Form
10-K for the year ended December 31, 2003 and subsequent SEC filings.